EXHIBIT 99.3

MTone Wireless Corporation

And

General Wireless Technologies Inc.

Contract for

The Settlement of the

Conditional Deed for the Sale and Purchase

Of the Planet Business and Assets

And

Distribution and License Agreement

This Agreement is made on February 20, 2004

BETWEEN:

(1)	MTone Wireless Corporation, a company incorporated in Delaware whose office is at 3080 Olcott Street, Suite 100-A., Santa Clara, CA 95054, the USA (the “Company”); and

(2)	General Wireless Technologies Inc., a company incorporated in the British Virgin Islands (company no. 496428), whose registered office is at TrustNet Chambers, P.O. Box 3444, Road Town, Tortola, the British Virgin Islands and whose office in Hong Kong is at 21/F, Office Tower, Convention Plaza, 1 Harbour Road, Wanchai, Hong Kong (the “Licensee”).

WHEREAS:

(A)	The Company had entered into a CONDITIONAL DEED FOR THE SALE AND PURCHASE OF THE PLANET BUSINESS AND ASSETS, hereinafter referred to as the “Deed” dated August 22, 2002, and amended August 21, 2003.

(B)	The Company had entered into a DISTRIBUTION AND LICENSE AGREEMENT, (hereinafter referred to as the “license agreement”) dated August 22, 2002, and amended August 21, 2003.

THE PARTIES AGREE as follows:

1.	All conditions have been satisfied in the Deed and are irrevocable.

2.	The Licensee assumes all liabilities, responsibilities and commitments of the PLANET Business associated with that certain Network Equipment Agreement entered into by GWcom Inc. ([CHINESE TEXT]) with Chengdu Jinyu Group Corporation Limited ([CHINESE TEXT]) (Contract No. PMIS000306) dated March 7, 2000 per Exhibit A.

3.	The Licensee assumes all liabilities, responsibilities and commitments associated with that certain Application Service Agreement entered into between GWcom (Shanghai) Co., Ltd. ([CHINESE TEXT]) and Chengdu Jinyu Group Corporation Limited ([CHINESE TEXT]) dated April 21, 2000 per Exhibit A.

4.	The Licensee accepts the responsibility for and indemnifies the Company for all contracts with Group Sense Limited of Hong Kong, Group Sense PDA Limited and Shenzhen Xianglong Telecommunication Company Ltd. ([CHINESE TEXT]) of Shenzhen per Exhibit A.

5.	In consideration for the indemnification of items 2, 3 and 4, the Company has agreed to release all conditions of the Deed and transfer unconditionally, all assets and IP contained in the Appendix of the Deed.

/s/ DENNIS R. ING	February 20, 2004

Signature	Date

Dennis R. Ing, CFO

Name MTone Wireless Corporation (formerly name Byair Corporation)

/s/ CHAN WING TAK, DOUGLAS	February 20, 2004

Signature	Date

Chan Wing Tak, Douglas

Name General Wireless Technologies Inc.